Exhibit 10.1

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

This Amendment No. 4 (“Amendment”) is made and entered into as of the 15th day of May, 2017 (“Effective Date”), and is by and between FORM Holdings Corp., a Delaware corporation with its principal place of business at 780 Third Avenue, 12th Floor, New York, NY 10017 (“Company”) and Cliff J. Weinstein, an individual residing at the address listed in the Company’s files (“Employee”) (individually, a “Party” and collectively, the “Parties”).

WHEREAS the Parties entered into an Employment Agreement on February 13, 2013, as amended on August 20, 2015, October 13, 2015 and January 18, 2017 (collectively, the “Agreement”); and

WHEREAS the Parties desire to amend certain terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.                  All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2.                  All references to “Executive,” “Executive Vice President” or “EVP” in the Agreement shall be replaced by “Employee.”

3.                  As of the Effective Date, Employee shall no longer be deemed an Executive Officer of the Company but shall continue in his role as President of the Company’s wholly owned subsidiary FLI Charge, Inc. (“FLI Charge”) and otherwise provide services to the Company as requested by the Chief Executive Officer of the Company.

4.                  Employee’s 5% incentive in FLI Charge, as set forth in Section 5 of the Third Amendment to Employment Agreement dated January 18, 2017, shall be increased to 6% (“Increased Percent Incentive”).

5.                  The Parties agree that the discussions and negotiations related to this Amendment satisfy the requirement of Section 2 of the Agreement related to negotiations of a new employment agreement for Employee and agree that the Agreement will not be extended beyond December 31, 2017 and there will be no new employment agreement.

6.                  The following shall replace Section 4(a) of the Agreement, as amended

“(a) Adjusted Base Salary. For all services to be rendered by Employee pursuant to this Agreement, from May 15, 2017 until December 31, 2017, the Base Salary will be adjusted to an annual rate of $42,900 (which will be prorated for the remainder of 2017) less applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions (the “Adjusted Base Salary”). The Adjusted Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

The Parties agree that it is the intention for Employee to derive an increasing portion of his total compensation from the Increased Percent Incentive of Section 5, rather than from salary paid by the Company. All references to “Base Salary” in Section 9 of the Agreement shall be replaced by “Adjusted Base Salary” as set forth in this paragraph. Employee acknowledges and agrees that the Company has made no representation or guarantee regarding (1) the current, future or potential value of the Increased Percent Incentive or any incentive set forth in Section 5, (2) the performance of FLI Charge, (3) that a Change of Control of FLI Charge or Public Offering will or may occur, or (4) that the Increased Percent Incentive will or may result in the Employee receiving consideration greater than the amount that Employee would have received had he continued to receive the Base Salary and any severance related thereto. Employee understands the risk involved in receiving the Increased Percent Incentive in lieu of the Base Salary and agrees to take such risk.

Employee acknowledges and agrees that any decisions related to or affecting any incentive of Section 5 is in the sole and absolute discretion of the Company’s Board of Directors (“Board”) and the Company does not guarantee that the Board will make any decision or take any action now or in the future that may trigger any incentive of Section 5.”

7.                  Employee acknowledges that this Amendment, the execution thereof, and any communications or negotiations between Employee and the Company related to this Amendment or otherwise, do not constitute a Good Reason termination (as defined in the Agreement) under the Agreement.

8.                  This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

9.                  Employee represents and agrees that he fully understands his right to discuss all aspects of this Amendment with his private attorney, that to the extent, if any that he desired, he availed himself of this right, that he has carefully read and fully understands all provisions of this Amendment, that he is competent to execute this Amendment, that his agreement to execute this Amendment has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this Amendment.

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[Signature Page to Amendment No. 4 to Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

Cliff Weinstein

FORM HOLDINGS CORP.

By:
Name: Andrew Perlman
Title: CEO

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